Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	James E. Skinner
Executive Vice President, Chief Operating Officer and Chief Financial Officer
(214) 757-2954

Stacie Shirley
Senior Vice President — Finance and Treasurer (214) 757-2967

Neiman Marcus Announces Refinancing Plan

DALLAS, Texas, April 20, 2011 — The Neiman Marcus Group, Inc. (“Neiman Marcus” or the “Company”) announced today that it intends to refinance a portion of its existing indebtedness. The purpose of the planned refinancing is to lower Neiman Marcus’ interest expense going forward by taking advantage of current market conditions.  The Company intends to complete the planned refinancing only if that purpose can be achieved.

Neiman Marcus intends to amend and restate its existing senior secured term loan facility, increasing the principal amount of that facility to $2,060.0 million (from its current amount of $1,505.7 million). The proceeds of the incremental borrowings under the term loan facility, along with cash on hand, will be used to repurchase or redeem the Company’s $752.4 million principal amount outstanding of 9%/9¾% Senior Notes due 2015. The Company also intends to increase the size of its existing senior secured revolving credit facility from $600.0 million to $700.0 million. The terms of the contemplated transactions are not yet final.

The Company intends to hold a bank meeting with lenders on April 25, 2011 in New York to discuss the proposed amendments to its credit facilities.

Neiman Marcus, Inc. is the parent of The Neiman Marcus Group, Inc.  Neiman Marcus operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus, Last Call and Bergdorf Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow, Last Call and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information,” including all statements related to the potential refinancing and the terms thereof, which relate solely to current plans. These statements are made based on management’s expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: prevailing interest rates and conditions in the market for bank credit, political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers;

delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely affect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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